Exhibit 3.1

INTERSECT ENT, INC.

RESTATED CERTIFICATE OF INCORPORATION

Intersect ENT, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of this corporation is Intersect ENT, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 6, 2003. The original name of this corporation was Sinexus, Inc.

The Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (“Delaware Corporate Law”).

The text of the Certificate of Incorporation is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed this 11th day of July, 2014.

Intersect ENT, Inc.

By:	/s/ Lisa D. Earnhardt
Lisa D. Earnhardt
President and Chief Executive Officer

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERSECT ENT, INC.

FIRST

The name of this corporation is Intersect ENT, Inc. (the “Company”).

SECOND

The address of the Company’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD

The purpose of this corporation is to engage in the lawful act or activity for which a corporation may be organized under Delaware Corporate Law.

FOURTH

A. The aggregate number of shares that the Company shall have authority to issue is 165,907,322, divided into 150,000,000 shares of Common Stock, par value of $0.001 per share (the “Common Stock”), and 15,907,322 shares of Preferred Stock, par value of $0.001 per share (the “Preferred Stock”). The Preferred Stock may be issued in one or more series. The first series shall consist of 2,796,259 shares and is designated the “Series A Preferred.” The second series shall consist of 3,249,662 shares and is designated the “Series B Preferred.” The third series shall consist of 5,311,401 shares and is designated “Series C Preferred.” The fourth series shall consist of 4,550,000 shares and is designated “Series D Preferred.” The Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred together shall be the “Series Preferred.”

B. Effective upon the date of filing (the “Filing Date”) of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) with the Secretary of State of the State of Delaware:

1. Each four (4) shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Common Stock of the Company. All shares of Common Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors (the “Board”).

2. Each four (4) shares of Series A Preferred issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Series A Preferred of the Company. All shares of Series A Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series A Preferred (after giving effect to the foregoing reverse stock split) as determined by the Board.

3. Each four (4) shares of Series B Preferred issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Series B Preferred of the Company. All shares of Series B Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series B Preferred (after giving effect to the foregoing reverse stock split) as determined by the Board.

4. Each four (4) shares of Series C Preferred issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Series C Preferred of the Company. All shares of Series C Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series C Preferred (after giving effect to the foregoing reverse stock split) as determined by the Board.

5. Each four (4) shares of Series D Preferred issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Series D Preferred of the Company. All shares of Series D Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series D Preferred (after giving effect to the foregoing reverse stock split) as determined by the Board.

The spits made pursuant to subsections 1-5 above are referred to herein as the “Reverse Stock Split.” Unless otherwise specifically noted in this Amended and Restated Certificate of Incorporation, all share numbers and prices per share have been adjusted to reflect the Reverse Stock Split.

C. The terms and provisions of the Series Preferred are as follows:

1. Dividends.

(a) Treatment of Series Preferred. The Series Preferred shall be entitled to receive dividends of $0.2944 per share of Series A Preferred (as adjusted for stock splits, combinations, reorganizations and the like, other than the Reverse Stock Split) per annum, $0.4928 per share of Series B Preferred (as adjusted for stock splits, combinations, reorganizations and the like, other than the Reverse Stock Split) per annum, $0.4672 per share of Series C Preferred (as adjusted for stock splits, combinations, reorganizations and the like, other than the Reverse Stock Split) per annum, and $0.5512 per share of Series D Preferred (as adjusted for stock splits, combinations, reorganizations and the like) per annum out of any assets at the time legally available therefore, when, as and if declared by the Company’s Board of Directors (the “Board of Directors”), prior and in preference to the Common Stock. No dividends other than those payable solely in Common Stock shall be paid on any Common Stock, Series A Preferred or Series B Preferred unless and until the aforementioned dividends are paid on each outstanding share of Series C Preferred and Series D Preferred (together, the “Senior Preferred”). After payment in full of the aforementioned dividend on each outstanding share of Senior Preferred, no dividends other than those payable solely in Common Stock shall be paid on any Common Stock unless and until (i) the aforementioned dividends are paid on each outstanding share of Series A Preferred and Series B Preferred, and (ii) a dividend is paid with respect to all outstanding shares of Series Preferred in an amount equal to or greater than the aggregate amount of dividends which would be payable to a holder of Series Preferred if, immediately prior to such dividend payment on Common Stock, such share of Series Preferred had been converted into Common Stock. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Series Preferred if dividends are not declared, and any dividends declared shall be noncumulative. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with this Section 1(a).

(b) Distribution. “Distribution” means the transfer of cash or property without consideration or for consideration that is less than fair market value, whether by way of dividend or otherwise, or the purchase of shares of the Company (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

(c) Consent to Certain Repurchases. A Distribution to the Company’s stockholders solely in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase may be made without regard to the preferential dividend arrears amount or any preferential rights amount (each as determined under applicable law).

2. Liquidation Rights.

(a) Liquidation Preference.

(i) In the event of any Liquidation (as defined below), either voluntary or involuntary, each share of Senior Preferred shall be converted into a right to receive, out of the assets of the Company, the Senior Liquidation Preference Amount, before any payment shall be made or any assets distributed to the holders of Common Stock, Series A Preferred or Series B Preferred (the

“Senior Liquidation Preference”). If, upon the Liquidation, the assets to be distributed among the holders of the Senior Preferred are insufficient to permit the payment to such holders of the full Senior Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Senior Preferred in proportion to the full aforesaid preferential amount to which each such holder is entitled. “Senior Liquidation Preference Amount” shall mean, (i) with respect to a share of Series C Preferred, $5.84 per share (as adjusted for stock splits, combinations, reorganizations and the like, other than the Reverse Stock Split) plus declared or accumulated but unpaid dividends on such share and (ii) with respect to a share of Series D Preferred, $6.892 per share (as adjusted for stock splits, combinations, reorganizations and the like, other than the Reverse Stock Split) plus declared or accumulated but unpaid dividends on such share.

(ii) After payment in full of the Senior Liquidation Preference, each share of Series A Preferred and Series B Preferred shall be converted into a right to receive, out of the assets of the Company, the Junior Preferred Liquidation Preference, before any payment shall be made or any assets distributed to the holders of Common Stock. “Junior Preferred Liquidation Preference” shall mean, with respect to a share of Series A Preferred, $3.68 per share (as adjusted for stock splits, combinations, reorganizations and the like, other than the Reverse Stock Split) plus declared or accumulated but unpaid dividends on such share and, with respect to a share of Series B Preferred, $6.16 per share (as adjusted for stock splits, combinations, reorganizations and the like, other than the Reverse Stock Split) plus declared or accumulated but unpaid dividends on such share. If, upon the Liquidation, the assets to be distributed among the holders of the Series A Preferred and Series B Preferred are insufficient to permit the payment to such holders of the full Junior Preferred Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution (after payment in full of the Senior Liquidation Preference) shall be distributed with equal priority and pro rata among the holders of the Series A Preferred and Series B Preferred in proportion to the full aforesaid preferential amount to which each such holder is entitled.

(b) Remaining Assets. After the payment to the holders of Series Preferred of the full preferential amount specified above, any remaining assets of the Company shall be distributed with equal priority and pro rata among the holders of the Series Preferred and the Common Stock, treating in such circumstances each share of Series Preferred as if it had been converted into Common Stock at the then-applicable conversion rate.

(c) Liquidation. A “Liquidation” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Company; (ii) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than by means of a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, and (iii) a sale, exclusive license or other conveyance of all or substantially all of the assets of the Company, by means of a transaction or series of transactions.

(e) Shares not Treated as Both Series Preferred and Common Stock in any Distribution. Solely to the extent any shares of Series Preferred are converted into shares of Common Stock, such shares of Series Preferred shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution or series of related distributions, as shares of Common Stock, without first foregoing participation in the distribution or series of related distributions as shares of Series Preferred.

(f) Determination of Value if Proceeds Other than Cash. In any Liquidation, if the proceeds received by the Company or its stockholders are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 20 trading-day period ending three trading days prior to the closing of the Liquidation;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 20 trading-day period ending three trading days prior to the closing of the Liquidation; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

3. Conversion. The Series Preferred shall have conversion rights as follows:

(a) Right to Convert. Each share of Series Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series Preferred. Each share of Series A Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $3.68 (as adjusted for stock splits, combinations, reorganizations and the like, other than the Reverse Stock Split) divided by the applicable Conversion Price (as set forth below). Each share of Series B Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $6.16 (as adjusted for stock splits, combinations, reorganizations and the like, other than the Reverse Stock Split) divided by the applicable Conversion Price. Each share of Series C Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $5.84 (as adjusted for stock splits, combinations, reorganizations and the like, other than the Reverse Stock Split) divided by the applicable Conversion Price. Each share of Series D Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $6.892 (as adjusted for stock splits, combinations, reorganizations and the like, other than the Reverse Stock Split) divided by the applicable Conversion Price. The “Conversion Price” applicable to the Series A Preferred shall initially be $3.68, the “Conversion Price” applicable to the Series B Preferred shall initially be $6.16, the “Conversion Price” applicable to the Series C Preferred shall initially be $5.84 and the “Conversion Price” applicable to the Series D Preferred shall initially be $6.892, each shall be subject to adjustment as provided herein.

(b) Automatic Conversion. Each share of Series Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such share immediately upon (1) the affirmative vote of the holders of at least 70% of the Series Preferred, voting together as a single class and the affirmative vote of the holders of at least 52% of the Series D Preferred, voting as a separate class, or (2) the consummation of a firmly underwritten public offering pursuant to an effective registration statement on Form S-1 (or any successor form) under the Securities Act of 1933, as amended (the “Securities Act”), at a per share price to the public reflecting a pre-money valuation of the Company of at least $200,000,000 and with net proceeds to the Company of at least $40,000,000 (after deducting underwriting commissions and offering expenses) (a “Qualified Public Offering”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined by the Board of Directors. For such purpose, all shares of Series Preferred held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Series Preferred shall be entitled to convert the same into full shares of Common Stock, and to receive certificate(s) therefor, it shall surrender the Series Preferred certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert such shares; provided, however, that in the event of an automatic conversion pursuant to paragraph 3(b) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Series Preferred are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after delivery of the Series Preferred certificate(s), issue and deliver at such office to such holder of Series Preferred, a certificate or certificates for the number of shares of Common Stock to which he, she or it shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared or accumulated but unpaid dividends on the converted Series Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series Preferred for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of the sale of such securities.

(d) Adjustments for Subdivisions or Combinations of Common. After the date of the filing of this Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. After the date of the filing of this Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, other than the Reverse Stock Split, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), concurrently with the effectiveness of such reorganization or reclassification, the Series Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series Preferred immediately before that change.

(f) Adjustments for Reorganization, Merger, Consolidation or Sale of Assets. If the Common Stock issuable upon conversion of the Series Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a merger or consolidation of this Company with or into another entity, or the sale of all or substantially all of this Company’s properties and assets to any other person or entity (other than as provided for elsewhere in this Section 3 or a transaction subject to Section 2 above) then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Series Preferred shall thereafter be entitled to receive upon conversion of the then outstanding Series Preferred, the number of shares of stock or other securities or property of the Company, or of the successor entity resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the then outstanding Series Preferred after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 3 (including adjustments of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Series Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

(g) Adjustments for Dilutive Issuances.

(i) After the date of the filing of this Restated Certificate of Incorporation, if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to paragraph (iii) below, deemed to be issued) for a consideration per share less than the applicable Conversion Price of a series of Series Preferred, in effect immediately prior to such issue or sale, then immediately upon such issue or sale the Conversion Price of such series of Series

Preferred shall be reduced to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such prior Conversion Price by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such prior Conversion Price, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold. “Calculated Securities” means (A) all shares of Common Stock actually outstanding and (B) all Convertible Securities (as defined below) on an as-exercised, as converted to Common Stock basis. “Convertible Securities” shall mean any actually outstanding bonds, debentures, notes or other evidences of indebtedness, options, warrants, shares (including, but not limited to, shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred) or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

(ii) For the purposes of paragraph (i) above, none of the following issuances shall be considered the issuance or sale of Common Stock (collectively known as “Excluded Securities”):

(A) The issuance of any Common Stock or Convertible Securities (and the Common Stock issued upon conversion and/or exercise thereof) as a result of a stock split or as a dividend on the Company’s capital stock.

(B) The issuance of up to 3,774,005 shares (including against such number any shares issued prior to the filing of this Restated Certificate of Incorporation) of Common Stock (and options to purchase such shares, including exercised, outstanding and available options and stock purchase rights), or such larger number as is approved by the Board of Directors, including at least three of the Preferred Directors (as defined below), to employees, consultants or directors pursuant to any arrangement or plan approved by the Board of Directors.

(C) The issuance of shares of Common Stock or Convertible Securities (and the Common Stock issued upon conversion and/or exercise thereof) to financial institutions in connection with equipment financing arrangements approved by the Board of Directors, including at least three of the Preferred Directors (as defined below).

(D) The issuance of shares of Common Stock or Convertible Securities (and the Common Stock issued upon conversion and/or exercise thereof) pursuant to a transaction primarily for the purpose of licensing technology that is approved by the Board of Directors including all Preferred Directors.

(E) The issuance of Common Stock or Convertible Securities pursuant to the acquisition of: (i) another entity by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby such other entity or its stockholders own not less than a majority of the voting power of the surviving or successor entity, or (ii) technology or other intellectual property by outright purchase or exclusive license, in each case as approved by the Board of Directors, including at least three Preferred Directors (as defined below).

(F) The issuance of Common Stock issued or issuable upon conversion of the Series Preferred or as dividends or distributions on the Series Preferred.

(iii) For the purposes of paragraph (i) above, the following subparagraphs (A) to (C), inclusive, shall also be applicable:

(A) In case at any time the Company shall grant any rights to subscribe for, or any rights or options to purchase, Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share.

(B) In case at any time the Company shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (iii), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(C) In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into the Company, the amount of consideration therefor shall be deemed to be the fair value of the assets of such merged corporation as determined by the Board of Directors after deducting therefrom all cash and other consideration (if any) paid by the Company in connection with such merger.

(h) No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action taken, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out of all the provision of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against impairment.

(i) Certificate of Adjustments. Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment and furnish to each holder of Series Preferred a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any holder of Series Preferred, furnish to such holder a like certificate setting forth (i) any and all adjustments made to the Series Preferred since the date of filing of this Restated Certificate of Incorporation, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series Preferred.

(j) Notices of Record Date. In the event that the Company shall propose at any time (i) to declare any dividend; (ii) to effect any reclassification or recapitalization; or (iii) to effect a Liquidation; then, in connection with each such event, the Company shall send to the holders of the Series Preferred at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above.

(k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4. Voting.

(a) Except as otherwise expressly provided herein or as required by law, the holders of the Series Preferred and Common Stock shall vote together and not as separate classes.

(b) Series Preferred. Each holder of shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred held by such holder could then be converted. The holders of the Series Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series Preferred held by each holder could be converted), shall be disregarded.

(c) Common Stock. The holder of each share of Common Stock shall have the right to one vote for each such share and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporate Law.

(d) Election of Directors.

(i) The holders of the Series A Preferred, voting together as a separate class, shall be entitled to elect two members of the Board of Directors (the “Series A Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office a Series A Director and to fill any vacancy caused by the resignation, death or removal of a Series A Director;

(ii) The holders of the Series B Preferred, voting together as a separate class, shall be entitled to elect one member of the Board of Directors (the “Series B Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office the Series B Director and to fill any vacancy caused by the resignation, death or removal of the Series B Director;

(iv) The holders of the Series C Preferred, voting together as a separate class, shall be entitled to elect one member of the Board of Directors (the “Series C Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office the Series C Director and to fill any vacancy caused by the resignation, death or removal of the Series C Director;

(v) The holders of the Series D Preferred, voting together as a separate class, shall be entitled to elect one member of the Board of Directors (the “Series D Director” and together with the Series A Directors, the Series B Director and the Series C Director, the “Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office the Series D Director and to fill any vacancy caused by the resignation, death or removal of the Series D Director;

(vi) The holders of the Common Stock, voting together as a separate class, shall be entitled to elect one member of the Board of Directors (the “Common Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office the Common Director and to fill any vacancy caused by the resignation, death or removal of the Common Director; and

(vii) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

5. Amendments and Changes.

(a) Approval by Series Preferred. Notwithstanding Section 4 above, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of at least seventy percent (70%) of the Series Preferred then outstanding, voting together as a single, separate class:

(i) amend or waive any provision of (directly or indirectly, by merger or otherwise) this Restated Certificate of Incorporation or the bylaws of the Company;

(ii) increase or decrease the number of shares of Series Preferred that the Company shall have the authority to issue;

(iii) create or issue (directly or indirectly, by reclassification or otherwise) any new class or series of securities having rights, preferences or privileges which are senior to, or pari passu with, the rights of the Series D Preferred;

(iv) consummate any Liquidation or reorganization;

(v) acquire all of the equity securities of another entity, or all or substantially all of the assets of another entity, in exchange for equity securities of the Company;

(vi) change the authorized number of directors of the Company;

(vii) pay or declare a dividend on any shares of the Company’s capital stock other than a stock dividend on the Common Stock;

(viii) repurchase or redeem shares of the Company’s stock, except in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants or directors at a price not greater than the amount paid by such persons upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; or

(ix) alter or change the rights, preferences, or privileges of the Series Preferred.

(b) Separate Approval by Series D Preferred. Notwithstanding Section 4 above, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of at least 52% of the Series D Preferred then outstanding, voting together as a single, separate class:

(i) increase or decrease the number of shares of Series D Preferred that the Company shall have the authority to issue;

(ii) amend, alter or repeal any provision of this Restated Certificate of Incorporation if such action would adversely alter, in a manner different than the entire class of Series Preferred, the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series D Preferred; or

(iii) Until December 31, 2013, enter into any agreement with respect to or consummate any equity or debt financing, except (a) the incurrence of indebtedness of the Company in an amount not to exceed $12,000,000 in the aggregate for all indebtedness incurred after the date of the filing of this Restated Certificate of Incorporation (including the issuance of any warrants to purchase Series D Preferred issued in connection with the incurrence of such indebtedness) and (b) the sale of authorized but unissued shares of Series D Preferred pursuant to that certain Series D Preferred Stock Purchase Agreement dated on or about the filing date of this Restated Certificate of Incorporation in accordance with the allocations set forth in Exhibit A-1 thereto.

(c) Separate Approval by Series C Preferred. Notwithstanding Section 4 above, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of at least sixty-five percent (65%) of the Series C Preferred then outstanding, voting together as a single, separate class:

(i) increase or decrease the number of shares of Series C Preferred that the Company shall have the authority to issue; or

(ii) amend, alter or repeal any provision of this Restated Certificate of Incorporation if such action would adversely alter, in a manner different than the entire class of Series Preferred, the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred.

(d) Separate Approval by Series B Preferred. Notwithstanding Section 4 above, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of at least seventy-five percent (75%) of the Series B Preferred then outstanding, voting together as a single, separate class:

(i) increase or decrease the number of shares of Series B Preferred that the Company shall have the authority to issue; or

(ii) amend, alter or repeal any provision of this Restated Certificate of Incorporation if such action would adversely alter, in a manner different than the entire class of Series Preferred, the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred.

(e) Separate Approval by Series A Preferred. Notwithstanding Section 4 above, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of at least two-thirds (2/3) of the Series A Preferred then outstanding, voting together as a single, separate class:

(i) increase or decrease the number of shares of Series A Preferred that the Company shall have the authority to issue; or

(ii) amend, alter or repeal any provision of this Restated Certificate of Incorporation if such action would adversely alter, in a manner different than the entire class of Series Preferred, the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred.

7. Redemption. The Series Preferred is not redeemable.

8. Notices. Any notice required by the provisions of this Article FOURTH to be given to the holders of Series Preferred shall be deemed given if deposited in the United States mail, postage prepaid, if deposited with a nationally recognized overnight courier, or if personally delivered, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

FIFTH

The Board of Directors shall have the power to adopt, amend and repeal the bylaws of the Company (except insofar as the bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide). Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article FIFTH shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.

SIXTH

Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.

SEVENTH

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Company; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (C) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Company; or (D) any action asserting a claim against the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article SEVENTH.

EIGHTH

Subject to Article FOURTH, Subsection B.5., the Company reserves the right to amend the provisions in this Restated Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

NINTH

A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B. The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he/she, his/her testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company to the same extent as permitted by law.

C. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

D. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.